                                                                   EXHIBIT 10.6

                           WEST GEORGIA NATIONAL BANK

April 11, 2002

H.B. Lipham, III
4450 Oliver Lane
Douglasville, Georgia 30135

     Re: WEST GEORGIA NATIONAL BANK ("WGNB") EMPLOYMENT OF H.B. LIPHAM, III ("EMPLOYEE")

Dear Mr. Lipham:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB. In that regard, please consult the letter agreement between you and WGNB dated August 31, 2000. This letter shall be treated as an amendment to that letter agreement pursuant to the "Miscellaneous" section of that letter agreement. The letter agreement shall remain in full force and effect, except as amended below:

         SERVICES. The services you will now perform for WGNB are as follows:
Executive Vice President of Retail Banking as described in the attached Job Description (Exhibit "A"). Of course your responsibilities may change from time to time based on determinations made by the Board of Directors or more senior officers. At this time, you will report to L. Leighton Alston, Chief Executive Officer.

         TERM. This Agreement is for a term of two years from the above date and may be extended for one additional year if neither party gives notice of termination more 90 days before the expiration of the initial term.

         COMPENSATION AND BENEFITS. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $104,000 annually. (All other terms of "Compensation and Benefits" from the letter agreement remain in full force and effect.)

         IMPACT OF TERMINATION CAUSE UPON SEVERANCE COMPENSATION. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to two years compensation, including salary and benefits. (All other terms of "Impact of Termination Cause Upon Severance Compensation" from the letter agreement remain in full force and effect.)

         If you agree with the terms of this letter, please signify by signing below.

                                          Sincerely,
                                          West Georgia National Bank

                                          /s/ L. Leighton Alston

                                          By: L. LEIGHTON ALSTON
                                          Its:     CHIEF EXECUTIVE OFFICER

Agreed to and accepted, this 30th day of May, 2002.

         /s/ H. B. Lipham , III

                                  EXHIBIT "A"

                           WEST GEORGIA NATIONAL BANK
                                JOB DESCRIPTION
                                 FEBRUARY, 2002

          JOB TITLE: EXECUTIVE VICE PRESIDENT RETAIL BANKING DIVISION

--------------------------------------------------------------------------------

JOB CODE: E 108
DEPARTMENT: RETAIL
REPORTS TO: CHIEF EXECUTIVE OFFICER

APPROVED BY: L.L. ALSTON            DATE:   4/12/02

--------------------------------------------------------------------------------
SUMMARY:

This Senior-Management position oversees/directly coordinates activities/functions for the following responsible management positions:

         (1) All Branch Managers and Branch Officers
         (2) All Consumer and Branch Loan Officers
         (3) Retail Banking Manager
         (4) Security Officer
         (5) Marketing/Advertising
         (6) Director of Human Resources

Accomplished through and by identifying/defining measurable objectives to ensure profitability for the bank, growth of loans and deposits, increased non-interest fee income, consistent delivery of quality customer service and development of employees.

Responsible for retail products/services development and appropriate delivery, credit insurance profitability and retail loan/deposit rates. This position also oversees ATM functions, check card product and appropriate responsibility center budget variances.

Responsible for organizing, planning and directing the bank's consumer and branch loan portfolio and the management of the consumer and branch loan functions.

Directs/manages the marketing and advertising functions utilizing appropriate means within defined budget.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Has responsibility for:

Developing measurable short- and long-term goals and objectives of the Consumer Loan Department, Branch Managers, Branch Officers, Retail Banking Manager, Security Officer and Director of Human Resources.

Maintaining a positive work environment, which will be profitable and meet the needs of customers through conferring with senior management and subordinate officers on a regular basis in order to plan business objectives and coordinate functions between intra-office and inter-office departments.

Representing the bank and providing leadership in key community activities, including business, charitable, civic and social organizations to maintain proper citizen stature for the bank.

Providing advice and guidance to officers engaged in loan activities and approval within policy authorities. At times of heavy business, assisting lending staff with reviewing and/or taking loan applications, analyzing credit risks and preparing loan requests over lending authority for presentation to the Executive Loan Committee with recommendation. Ensuring all staff maintains proper documentation and processing procedures. Oversees the collection process on delinquent/problem credits. Consulting with other loan officers bankwide on larger and more complex credits.

Establishing consumer and branch lending policies and operating procedures that are consistent with overall bank policies and operations objectives. Working closely with Consumer and Branch Loan Officers, keeping them informed of changes in policies and procedures and ensuring that they and their staff are well-trained in the lending function.

Participating in sales development activities. Cross-sells services in a professional manner. Participates in community affairs to increase the bank's visibility and to enhance new business opportunities.

Following current loans to ensure compliance with terms; coordinating lending activities with others in the bank.

Keeping informed of market conditions and competitive interest rates to implement changes in the bank's rate structure. Revises departmental goals and objectives based on changes in market conditions and other factors.

Monitoring loan repayment activities and takes necessary action to collect from past due accounts, resolving delinquent loans and problem accounts to establish current basis.

Working with loan documentation clerk on tracking reports to eliminate deficiencies.

Encouraging the growth and professional development of officers through supervision and direction of their activities. Reviews loans maintaining compliance with all applicable laws and regulations concerning lending policies and procedures.

Continually reviewing journals, articles, publications, and other material to review regulatory legal changes pertinent to the consumer lending operation and to ensure that departmental policies and procedures comply with all applicable laws and regulations.

Providing and analyzing detailed information for preparing the department budget including projected volume, rate of return and expenditures.

Overseeing all aspects of the retail banking function and origination responsibility from initiating new products and services to final implementation. Responsible for functions and profitability of department, i.e. credit card, retail sales, home equity, ATMs, check card, merchant bankcard, retail loan products, etc.

Overseeing marketing/advertising functions for the bank, includes but not limited to coordinating all advertising media utilization, image development and delivery, marketing promotional items, etc.

Developing sales-training to improve point-of-sale skills of all retail customer contact employees.

Setting objectives and monitoring progress in achieving goals for all direct report officers.

Leading Director of Human Resources in maintaining a quality work force that is fairly compensated, trained properly and given opportunities to advance within the bank.

SUPERVISORY RESPONSIBILITIES:

Manages subordinate supervisors who may supervise employees in the consumer lending area. Is responsible for the overall direction, coordination, and evaluation of this unit. Also, may directly supervise non-supervisory employees.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

CRA REQUIREMENT:

All personnel are expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. All employees shall cooperate with and support the bank's CRA program. Staff will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations and/or community protests.

PRODUCT KNOWLEDGE REQUIREMENTS:

It is the responsibility of all personnel to know and understand the bank's products and services that are provided and give information to customers when requested to do so.

QUALIFICATION REQUIREMENTS:

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

         EDUCATION AND/OR EXPERIENCE:

         A technical level of knowledge normally acquired through completion of a master's level program in business administration, finance or related area. Five to ten years of progressively increasing responsible branch management, commercial and consumer lending experience.

         LANGUAGE SKILLS:

         Ability to read, analyze, and interpret general business periodicals, professional journals, technical procedures, policy procedures or governmental regulations. Ability to write reports, business correspondence, and procedure manuals. Ability to effectively present information and respond to questions from groups of managers, clients, customers, and the general public. A high level of interpersonal skills to effectively communicate policies, procedures, staff objectives and information to top management, public groups and/or boards of directors.

         MATHEMATICAL SKILLS:

         Good analytical skills with problem solving abilities. Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of cash flow and financial analysis. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations. The analytical ability to conduct an analysis of an applicant's credit status and recommend alternatives where the analysis reveals an insufficient financial posture.

         REASONING ABILITY:

         A high level of analytical, mathematical and reasoning skills to assess and evaluate the operation of subordinate areas of responsibility, participate in the establishing of bank-wide goals and draft useful reports. Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists. Ability to interpret a variety of instructions furnished in written, oral, diagram, or schedule form.

CERTIFICATES, LICENSES, REGISTRATIONS:

Preferred Graduate of LSU School of Banking of the South or Georgia School of Banking. Various BAI or AIB bank related courses are helpful.

OTHER SKILLS AND ABILITIES:

Possesses personal characteristics of intelligence, common sense, inquisitiveness, listening skills, decisiveness, results oriented, self-motivator, high level of confidence, manager of time, shows attention to details, ease in dealing with numbers, negotiation skills, maturity, integrity, adaptability, sense of humor and a student of human nature.

PHYSICAL DEMANDS:

The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to sit and talk or hear. The employee frequently is required to use hands to handle or feel objects or controls. The employee is occasionally required to stand and walk.

Specific vision abilities required by this job include close vision, distance vision, peripheral vision, and the ability to adjust focus.

WORK ENVIRONMENT:

The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

The noise level in the work environment is usually quiet. May occasionally be exposed to outside weather conditions while viewing collateral.

Exposed to potentially hazardous conditions, i.e., robbery. Receives detailed instructions concerning procedures to be followed for minimal exposure.